[LOGO OMITTED]                                    Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 30, 2006

UBS AG Enhanced Appreciation Securities
Linked to the Amex Gold BUGS(R) Index
OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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 Issuer                  UBS AG
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 Issue Price             $10 per Note
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 Underlying Index        Amex Gold BUGS Index(R)
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 Term                    12 months and 1 day
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 Payment on              Investors will receive a cash payment at maturity that
 Maturity Date           is based on the Index Return:

                         IF THE INDEX RETURN IS POSITIVE, THE INDEX RETURN WILL BE TRIPLED, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 26.25% TO 29.25%, TO BE DETERMINED ON THE TRADE DATE.

                         IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED
                         TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR
                         ALL OF THEIR PRINCIPAL AMOUNT.
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 Index Return            Index Ending Level--Index Starting Level
                         ----------------------------------------
                                   Index Starting Level
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 Index Starting Level    The closing level of the Index on the Trade Date
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 Index Ending Level      The closing level of the Index on the Final
                         Valuation Date
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 Trade Date*             September 21, 2006
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 Settlement Date*        September 27, 2006
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 Final Valuation         September 24, 2007
 Date*
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 Maturity Date*          September 28, 2007
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*Expected
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PRODUCT DESCRIPTION
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Enhanced Appreciation Securities ("EAS") linked to the Amex Gold BUGS Index(R) (the "Index") perform best in a moderate-return environment. Provided that there is positive Index Return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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BENEFITS
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 |_| Strategically addresses moderate-return market environments

 |_| 3x leverage feature provides enhanced participation in upside appreciation up to the maximum gain, while maintaining 1 to 1 downside exposure

 |_| Indirect exposure to the price of gold through exposure to the Index

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 27% MAXIMUM GAIN; 1x NEGATIVE INDEX RETURN

                               [GRAPHIC OMITTED]

       INDEX                                   NOTE
       RETURN                                 RETURN
      ----------------------------------------------
        20%                                     27%
        10%     3X INDEX RETURN TO CAP >        27%
         9%                                     27%
      ----------------------------------------------
         4%                                     12%
         3%                                      9%
         2%     3X INDEX RETURN >                6%
         1%                                      3%
      ----------------------------------------------
         0%                                      0%
      ----------------------------------------------
        -5%                                     -5%
       -10%       1X INDEX DOWNSIDE >          -10%
       -20%                                    -20%
      ----------------------------------------------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated August 30, 2006

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 30, 2006

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INDEX DESCRIPTION
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THE AMEX GOLD BUGS INDEX(R)

The Index is a modified equal dollar weighted index of 15 companies involved in gold mining that is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of 200. The Index is published by the American Stock Exchange LLC ("Amex") under the ticker symbol "HUI".

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS


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HISTORICAL PERFORMANCE OF THE AMEX GOLD BUGS INDEX(R)
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The graph below illustrates the performance of the index from 3/29/96 to 8/29/2006 -- BLOOMBERG L.P.

         [The following data represents a graph in the printed piece:]

    3/29/96        205.47
                   209.04
                   215.44
                    184.9
                   179.75
                   184.02
                   171.42
                   167.59
                   168.35
                    162.7
                   157.03
                   180.89
                   160.22
                   143.06
                   151.51
                   146.79
                   145.76
                   144.87
                    156.7
                   121.97
                    99.84
                    96.21
                    97.59
                   100.27
                   109.41
                   117.83
                    99.15
                    91.09
                    81.19
                    60.85
                    89.24
                    83.54
                    78.18
                    67.66
                     67.3
                    66.55
                    64.02
                    77.38
                     65.8
                     69.9
                    67.02
                    70.54
                    86.52
                    79.61
                    75.19
                    74.03
                    65.83
                    67.22
                    62.23
                    58.94
                    57.09
                    58.32
                     49.6
                    50.68
                    46.74
                    38.63
                    42.14
                    40.97
                    47.69
                    55.05
                    49.72
                     56.1
                    62.69
                    63.32
                    60.79
                    65.93
                    71.81
                    67.87
                    63.96
                     65.2
                    76.06
                    86.25
                     98.8
                   107.51
                   141.43
                   126.94
                   107.35
                   128.64
                   125.94
                   110.79
                   115.93
                   145.12
                   144.09
                   132.16
                   123.73
                   124.69
                   141.52
                   149.45
                   164.04
                   193.79
                   195.34
                   216.16
                   248.43
                   242.93
                   215.63
                    224.8
                   235.89
                   178.78
                   199.93
                   188.94
                   186.05
                   207.39
                   231.38
                    233.6
                   236.94
                   215.33
                   201.57
                   215.32
                   201.86
                   178.03
                   185.78
                   201.56
                   196.77
                   205.99
                   245.19
                   222.84
                   243.44
                    276.9
                   342.43
                   305.87
                   336.32
                   378.79
                   333.81
                   337.18
                   329.21
    8/29/2006      338.23



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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 26.25% and 29.25% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o  You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o You seek an investment with a return linked to the performance of the Index and the price of gold generally.

o  You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o  You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 26.25% and 29.25% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o  You seek an investment for which there will be an active secondary market.

o  You are unable or unwilling to hold the Notes to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o You believe that the price of gold and the price of the stock of companies involved in gold mining will decline over the term of the Notes.

KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the notes if you hold your notes to maturity

o Gold and securities whose return is based solely on the market price of gold may outperform the Notes due to the maximum gain of between 26.25% and 29.25% (to be determined on the trade date) on the Notes and the fact that the Index may not increase as rapidly as the price of gold.

o Your appreciation potential is limited by the maximum gain on the notes at maturity

o  You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.